Exhibit 99.1

FOR IMMEDIATE RELEASE

For Further Information:
James R. Ridings	Hala Aly
Chairman and Chief Executive Officer	Halliburton Investor Relations
(972) 393-3800, ext. 166	(972) 458-8000
investorrelations@craftmade.com	haly@halliburtonir.com

Craftmade International Announces Acquisition of
Bill Teiber Co., Inc., D/B/A Teiber Lighting Products

COPPELL, TEXAS, March 1, 2005 — Craftmade International, Inc. (Nasdaq: CRFT) announced today that it has acquired privately held Bill Teiber Co., Inc. (“Bill Teiber Co.”) of Carrollton, Texas. The business will be operated as Teiber Lighting Products, Inc., a wholly-owned subsidiary of Craftmade. Founded in 1968, Bill Teiber Co. is an importer and distributor of decorative light bulbs, door chimes and ventilation systems. Craftmade anticipates that the acquisition will accelerate its growth in the showroom market by delivering additional products to its existing 1,600 showroom customers.

The purchase price for the transaction was approximately $8.0 million and consisted of $4.0 million cash and 190,386 shares of Craftmade common stock. The acquisition is expected to be immediately accretive to Craftmade’s earnings.

“Teiber Lighting Products is a great fit with Craftmade. Combining Teiber’s products with Craftmade’s showroom business will enable us to grow and increase our presence through our showroom distribution channel,” commented James R. Ridings, Craftmade’s Chairman and Chief Executive Officer. “Our showroom business has seen very strong performance over the last twenty years. This combination represents a unique opportunity to build on that success by adding Teiber’s extensive product line to Craftmade’s capabilities and strong relationships. We welcome the Teiber employees to the Craftmade family.”

In connection with the transaction, the Company entered into a three-year consulting agreement with Todd Teiber. In addition, the Company entered into a three-year employment agreement with Edward Oberstein where he will become a Vice President of the Teiber Lighting Products subsidiary.

Todd Teiber, President of Bill Teiber Co., said, “We are delighted to join the Craftmade team. The synergies between our two companies in terms of quality products, established sales channels, and dedicated customer service are substantial. This transaction provides Teiber the scale it needs to capitalize successfully on the significant growth opportunities in the showroom market.”

Press Release
Craftmade International, Inc.
March 1, 2005

The Company funded the $4.0 million cash portion of the merger consideration through an increase in the amount drawn on its $20.0 million line of credit with Frost National Bank. The line of credit has been amended to provide, among other things, a $3.0 million increase in the commitment through March 31, 2005.

Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market. More information about Craftmade International, Inc. can be found at www.craftmade.com.

Certain statements in this News Release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are discussed in more detail in the company’s Form 10-K filing with the Securities and Exchange Commission.

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